Exhibit l
[Letterhead of Sutherland Asbill & Brennan LLP]
July 7, 2009
Fifth Street Finance Corp.
445 Hamilton Avenue, Suite 1206
White Plains, NY 10601
Ladies and Gentlemen:
     We have acted as counsel to Fifth Street Finance Corp., a Delaware corporation (the “Company”), in connection with the offering by the Company pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of up to $500,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). That offering will be made pursuant to a registration statement on Form N-2 (No. 333-159720) filed under the Securities Act (the “Registration Statement”).
     As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies of such records, documents or other instruments as we in our judgment deem necessary or appropriate for us to render the opinions set forth in this opinion letter expressed including, without limitation, the following:
(i)	The Restated Certificate of Incorporation of the Company, certified as of the date of this opinion letter by an officer of the Company (the “Certificate of Incorporation”);

(ii)	The Amended and Restated Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company (the “Bylaws”);

(iii)	A Certificate of Good Standing with respect to the Company issued by the Delaware Secretary of State as of a recent date (the “Certificate of Good Standing”); and

(iv)	The resolutions of the board of directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization, issuance, offer and sale of the Shares pursuant to the Registration Statement, certified as of the date of this opinion letter by an officer of the Company (collectively, the “Resolutions”).

Fifth Street Finance Corp.
July 7, 2009

     As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on a certificate of an officer of the Company. We have also relied on certificates of public officials. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.
     For purposes of our opinions in this opinion letter, we have assumed that: (a) each document that we have reviewed is accurate and complete, is either an authentic original or a copy that conforms to an authentic original, and the signatures on it are genuine; (b) each governmental or officer’s certificate has been properly issued and that it is accurate, complete and authentic (and we have assumed that such certificates remain accurate on the date of this letter); (c) all natural persons have sufficient legal capacity; and (d) the accuracy and completeness of all corporate records made available to us by the Company.
     This opinion letter is limited to the effect of the General Corporation Law of the State of Delaware (the “DGCL”), as in effect on the date of this opinion letter, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.
     On the basis of and subject to the foregoing and subject to the limitations and qualifications set forth in this opinion letter and assuming that (i) the issuance, offer and sale of the Shares from time to time and the final terms and conditions of such issuance, offer and sale, including those relating to the price and amount of the Shares to be issued, offered and sold, have been duly authorized and determined or otherwise established by proper action of the Board in accordance with the DGCL, the Company’s Certificate of Incorporation and Bylaws, and the Resolutions, (ii) the Shares have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, (iii) upon issuance of the Shares, the total number of shares of Common Stock issued and outstanding does not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate of Incorporation, and (iv) the Certificate of Good Standing remains accurate, we are of the opinion that the Shares will be duly authorized, validly issued, fully paid and nonassessable.
     The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this

Fifth Street Finance Corp.
July 7, 2009

opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Otherwise, this opinion letter may not be relied on by, or furnished to, any other person or entity without our prior written consent and without limiting the foregoing, may not be quoted, published or otherwise disseminated, without in each instance our prior written consent.

Very truly yours,
/s/ Sutherland Asbill & Brennan LLP
Sutherland Asbill & Brennan LLP